UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☒            Preliminary Proxy Statement
☐            Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐            Definitive Proxy Statement
☐            Definitive Additional Materials
☐            Soliciting Materials Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

The Bancorp, Inc.
______________________________
(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)
☒            No fee required.
☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.1

(1)   Title of each class of securities to which transaction applies:
________________________________________________________________________________
(2)   Aggregate number of securities to which transaction applies:
________________________________________________________________________________
 (3)   Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
 (4)   Proposed maximum aggregate value of transaction:
________________________________________________________________________________
 (5)   Total fee paid:
________________________________________________________________________________

☐            Fee paid previously with preliminary materials.
☐            Check box if any part of the fee is offset as provided by Exchange Act Tule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid
________________________________________________________________________________
 (2)   Form, Schedule or Registration Statement No.:
________________________________________________________________________________
 (3)   Filing Party:
________________________________________________________________________________
 (4)   Date Filed:
________________________________________________________________________________

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2016

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the 2016 annual meeting (the "Meeting") of stockholders of THE BANCORP, INC., a Delaware corporation (the "Company"), will be held at 409 Silverside Road Suite 105, Wilmington, Delaware 19809 on Wednesday, May 18, 2016 at 9:00 A.M., Delaware time, for the following purposes:

1.	To elect the nine directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders.
2.	To approve, in an advisory (non-binding) vote, the Company's 2015 compensation program for its named executive officers.
3.	To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50 million shares to 75 million shares.
4.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.
5.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 21, 2016 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors Paul Frenkiel Secretary

Wilmington, Delaware
                  , 2016

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on May 18, 2016:

The proxy statement and the Company's Annual Report for the year ended December 31, 2015 are available at

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The 2016 annual meeting (the "Meeting") of stockholders of The Bancorp, Inc. (the "Company") will be held on Wednesday, May 18, 2016 at 9:00 A.M, at 409 Silverside Road Suite 105 Wilmington, Delaware 19809, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 21, 2016 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies from holders of the Company's common stock, par value $1.00 per share (the "Common Shares"), to be used at  the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about                        , 2016 to stockholders of record as of March 21, 2016.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company.  Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone, or the Company may engage a proxy solicitation firm. Such firm will be compensated for soliciting proxies, but our directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company's Annual Report to Stockholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2015, is being sent to stockholders of record as of March 21, 2016.   Stockholders of record as of March 21, 2016, and beneficial owners of the Company's Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the "SEC"), by a request therefor in writing. Any such request from a beneficial owner of the Company's Common Shares must set forth a good faith representation that, as of the record date for this solicitation, March 21, 2016, the person making the request was the beneficial owner of the Company's Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention:  Paul Frenkiel, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, 409 Silverside Road, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company's proxy materials may use the contact information above to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares at the close of business on March 21, 2016, the record date, will be entitled to vote. As of the record date,                    Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Stockholders do not have cumulative voting rights.

The presence at the Meeting in person or by proxy of holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting do not vote on all of the proposals.

A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker "non-vote," those Common Shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange and who hold Common Shares in street name for customers only have discretion to vote those shares with respect to the approval of the selection of the auditor (Proposal 3 below), and do not have discretion to vote those shares with respect to the other proposals.  Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Proposal 1. The number of votes required in order to be elected as a director is dependent on whether an election is contested or uncontested. The Company's bylaws define an election as "contested" if the number of nominees exceeds the number of directors to be elected. As no Company stockholders have provided proper notice to the Company of an intention to nominate one or more candidates to compete with the Board of Directors nominees, the director election described in Proposal 1 below is an uncontested election. In order to be elected as a director in an uncontested election as described in Proposal 1 below, each director is elected by a majority of votes cast with respect to such director nominee at the Meeting. A "majority of votes cast" means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Votes "cast" includes votes "for", votes to withhold authority and votes "against", but excludes abstentions with respect to a director's election or with respect to the election of directors in general. In the case of any contested election, the Company's bylaws provide that directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

Proposal 2.  The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the compensation of the Company's named executive officers as described in Proposal 2 below. The vote is advisory, which is a mechanism that allows for stockholders of the Company to tell the Board of Directors how they feel about certain issues facing the Company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board of Directors is not required by law to take any specific action in response to the results of the vote. However, the Board of Directors strongly values feedback from the Company's stockholders and will take the results of an advisory vote into account when considering future actions.

Proposal 3. The affirmative vote of the holders of at least a majority of Common Shares outstanding as of the record date will be necessary for the approval of the amendment.

Proposal 4. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as the Company's independent registered public accounting firm as described in our discussion of Proposal 4 below.

Proposal 5. For any other matter which may properly come before the Meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote, will be voted FOR:

•	the election of the directors;

•	the approval of the compensation for the named executive officers;

•	the approval to amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 75 million shares; and

•	the approval of the selection of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at nine. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, John C. Chrystal, Matthew Cohn, Hersh Kozlov, William H. Lamb, James J. McEntee III and Mei-Mei Tuan, for election at the Meeting for a term to expire at the annual meeting to be held in 2016 or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Daniel G. Cohen, age 46, has been the Chairman of The Bancorp, Inc. and Chairman of its Executive Committee of the Board of Directors and the Bank since 1999; he was also named Chairman of the Board of Directors of the Company's wholly-owned subsidiary, The Bancorp Bank (the "Bank"), effective January 1, 2015. He had previously been Chairman of the Bank's Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank's Chief Executive Officer. Additionally, Mr. Cohen is an Executive Vice President at The Bancorp, and oversees the commercial mortgage-backed securities origination and sales division of the Company. Since November 2013, Mr. Cohen has served as a director of FinTech Acquisition Corp., and has been its President and Chief Executive Officer since August 2014. Mr. Cohen has served as President of Cohen & Company Financial Limited (formerly Euro DeKania Management LTD), a wholly-owned subsidiary of Institutional Financial Markets, Inc. (IFMI), formerly Cohen & Company Inc., and Alesco Financial, Inc. (which merged into IFMI), investment firms specializing in credit-related fixed income investments, since September 2013. Mr. Cohen has also served since September 2013 as President and Chief Executive Officer of all businesses of IFMI arising out of or related to Europe. Mr. Cohen served as Chief Executive Officer and Chief Investment Officer of IFMI from December 2009 through September 2013, as their respective Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009. Mr. Cohen was Chairman of PrinceRidge LLC, when it was consolidated with JVB Financial Group LLC into a single broker-dealer subsidiary of IFMI in October 2013. In addition, before its merger with and into Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC from 2001, as Chief Investment Officer from October 2008 and as Chief Executive Officer from December 2009. He previously served as Chief Executive Officer of RAIT Financial Trust (a real estate investment trust) from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010. Mr. Cohen was Chairman of the Board of Trustees and Chief Executive Officer of Taberna Realty Financial Trust from its inception in March 2005 until its December 2006 acquisition by RAIT. Mr. Cohen served as a director of Star Asia, a joint venture investing in Asian commercial real estate, from February 2007 to February 2014, and as a director of Muni Funding Company of American, LLC, a company investing in middle-market non-profit organizations, from April 2007 to June 2011. He also served as the Chairman of the Board of Dekania Acquisition Corp., a business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remained a director of Dekania Acquisition Corp until its liquidation in February 2009. Mr. Cohen served as a member of the board of directors of TRM Corporation, a consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006.

Walter T. Beach, age 49, has been a director of The Bancorp, Inc. and the Bank since 1999. Mr. Beach has served as Managing Director of Beach Investment Counsel, Inc. since 1997. Previously, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where he was, beginning in 1994, responsible for the firm's investment decisions for its principal equity product. Mr. Beach has served as an analyst at both Essex Financial Group and Industry Analysis Group, and since 2005 has served as a director of Resource Capital Corp., a real estate investment trust. Mr. Beach has also been a director of FinTech Acquisition Corp. since November 2014 and served as a director of Institutional Financial Markets, Inc. from December 2009 to September 2013.

Michael J. Bradley, age 71, has been a director of The Bancorp, Inc. and the Bank since 2005. Since 1998, Mr. Bradley has been a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities. Mr. Bradley has served on the Board of Directors of Resource America, Inc., a specialized asset management company, since 2005, and SourceCorp, a provider of business outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners L.P., an oil and gas pipeline company, since 2004. Previously, Mr. Bradley served as Chairman of First Executive Bank, and as Vice Chairman of First Republic Bank. Mr. Bradley is a certified public accountant.

           John C. Chrystal, age 58, was appointed Interim Chief Executive Officer of The Bancorp, Inc., and President of The Bancorp Bank effective January 2016; he has served as a Director of The Bancorp and its subsidiaries since 2013. Mr. Chrystal has served as a director of Regatta Loan Management LLC (a privately held, SEC-registered Investment Adviser) since 2015, a director of Javelin Mortgage Investments, Inc. (a mortgage real estate investment trust) since 2012, a director of the Trust for Advised Portfolios (a mutual fund series trust focused on equities, credit alternatives and multiple asset classes) since 2010, and a director of Morgan Stanley Derivative Products, Inc. (an entity providing credit enhancement for select derivative transactions) since 2010. From 2009 to 2012, Mr. Chrystal was a Managing Member of Bent Gate Advisors, LLC (a firm providing strategic advice to financial institutions); from 2005 through 2008 was the Chief Risk Officer of DiMaio Ahmad Capital (an investment management firm focused on corporate credit markets) and from 1993 to 2005 was a Managing Director with Credit Suisse entities, with oversight of asset management and financial products functions.

Matthew Cohn, age 46, has been a director of The Bancorp, Inc. and the Bank since 1999. Mr. Cohn founded and serves as Vice Chairman of The ASI Show, a leading producer of trade shows throughout the country and the recipient of prestigious awards, including the INC 500 Award twice. In addition, since 1992, Mr. Cohn has been the Chairman of ASI Computer Systems, and the Vice Chairman of the Advertising Specialty Institute, a multi-year winner of the "Best Place to Work" award. Mr. Cohn serves on the international boards of YPO (the Young Presidents' Organization) and of the JDRF (formerly known as the Juvenile Diabetes Research Foundation). Mr. Cohn was the Chief Executive Officer of the Medical Data Institute as well as a past board member of The Society of Independent Show Organizers and Changing Attitudes, Decisions and Environments for Kids (CADEKids).

Hersh Kozlov, age 68, has been a director of The Bancorp, Inc. and the Bank since 2014. He has been a partner at Duane Morris LLP (An international law firm) since 2009. Previously, he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009. Mr. Kozlov is a member of the board of directors of Resource America, Inc. and was previously a member of the board of directors of JeffBanks, Inc., TRM Corporation, Hudson United Bank, US Healthcare Life Insurance Company, and Princeton Insurance Company. Mr. Kozlov has also served as counsel to the board of directors of US Healthcare, Inc. and was appointed by the President of the United States to be a member of the Advisory Committee for Trade Policy & Negotiations, serving in that role from 2002 to 2004.

            William H. Lamb, age 75, has been a director of The Bancorp, Inc. and the Bank since 2004. Mr. Lamb currently serves as Chairman of Lamb McErlane PC and directs the firm's Post-Trial and Appellate Advocacy Group. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court and is the only former Pennsylvania Supreme Court Justice currently in practice. Mr. Lamb has been recognized as a Top 100 Pennsylvania Super Lawyer for appellate law and as a Pennsylvania Super Lawyer since 2005. Mr. Lamb previously served as director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in 1999. Since 2004, Mr. Lamb has been appointed to the President's Advisory Committee on the Arts, the Commonwealth of Pennsylvania's Court of Judicial Discipline, and the Pennsylvania Elections Reform Task Force. Mr. Lamb also served as President Judge of the Court of Judicial Discipline and on the Chester County Boy Scout Council.

            James J. McEntee III, age 58, has been a director of both The Bancorp, Inc. and the Bank since 2000. Since December 2015, Mr. McEntee has served as director of IFMI and also serves as Chief Operating Officer of its broker dealer. Since October 2014, Mr. McEntee has served as a director of T-Rex Group, Inc., a private company specializing in renewable energy financial analytics and software. Since August 2014, Mr. McEntee has been the Chief Operating Officer and Chief Financial Officer of FinTech Acquisition Corp. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of Institutional Financial Markets, Inc. (a successor company to Cohen & Company) through October 2013. Previously, Mr. McEntee served as Vice Chairman and Co-Chief Operating Officer of PrinceRidge through October 2013, and also served as a principal in Harron Capital, L.P., and a media and communications venture capital fund. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane PC, and, from 2000 until 2004, was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services.

Mei-Mei Tuan, age 49 has been a director of both The Bancorp, Inc. and its U.S. subsidiary since 2013. Ms. Tuan is the co-founder and managing partner of Notch Partners LLC, a firm providing leadership capital and managed-led buyout strategies exclusively for institutional leveraged buyout funds. As an investment banker with Goldman Sachs, BankAmerica and BankAustria, Ms. Tuan led domestic and international transactions in project finance, mergers and acquisitions, real estate, syndications and sale leasebacks. Ms. Tuan's operating experience includes serving as Chief Financial Officer and Chief Operating Officer at the Sierra Foundation, from 1996 through 1997, and the San Francisco Food Bank, from 1997 through 1998. Ms. Tuan is an active board member of the New Jersey Women's Forum, the Wellesley College Alumnae Association, the Harvard Business School Asian Alumnae Association, the Wellesley College Business Leadership Council, Friends of Thirteen, and the Mid-Manhattan Performing Arts Foundation. Ms. Tuan is a member of the Committee of 100, an organization that addresses issues concerning Sino-U.S. relations.

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather seeks a mixture of skills that are relevant to the Company's business as a bank holding company and the business of its subsidiary bank.  The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mr. Cohen has served as a director of, and in other significant management capacities, with a number of financial companies.   In addition to experience in commercial real estate, he has considerable experience in securities, investment management and capital markets.

Mr. Beach has extensive experience in investment management, corporate finance and capital markets.  He is deemed an audit committee financial expert which, among other factors, reflects the quantitative and analytical skills developed in his experience as a director of research for an investment management firm.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several University hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Chrystal has extensive financial, investment and financial risk management experience, enabling him to provide the Company with advice and oversight regarding financial markets, risk management and investments.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank's primary clients.  In addition, he has considerable experience with electronic distribution and technology based companies.

Mr. Kozlov has extensive legal and business experience resulting from his partnerships at prominent law firms where he represented companies which included banks, insurance companies and other financial institutions. He has board of director's experience at multiple financial institutions. His experience in general business matters also reflects service within the Advisory Committee for Trade Policy and Negotiations.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974.  Additionally, he has significant legal experience with respect to business and financial matters and has particular knowledge of the southeastern region of Pennsylvania, which is one of the primary markets served by the Company.

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in real estate, investments and capital markets operations.

Ms.Tuan has significant experience in financing real estate projects and a variety of other investment banking experience. She has served as a Chief Financial Officer and Chief Operating Officer and holds an M.B.A. from Harvard Business School.

Standard for Election of Directors

The number of votes required in order to be elected as a director depends on whether an election is contested or uncontested. An election is uncontested if no stockholder provides proper notice of an intention to nominate one or more candidates to compete with the Board of Directors' nominees in a director election, or if any such stockholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to stockholders. As no such notice has been provided, the director election described in this Proposal 1 is an uncontested election. In order to be elected as a director in an uncontested election, each director is elected by a majority of votes cast with respect to such director nominee. A "majority of votes cast" means that the number of  votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Votes "cast" include votes "for" and votes "against," but excludes abstentions with respect to a director's election or with respect to the election of directors in general. In a contested election, directors will be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

If an incumbent director nominated for election as a director receives a greater number of "against" votes for his or her election than votes "for" such election, then that director, as a holdover director, must tender an offer of his or her resignation to the Board of Directors for consideration promptly following the certification of the vote. The Nominating and Governance Committee must promptly consider any resignation offer so tendered and a range of possible responses, based on any facts or circumstances they consider relevant, and make a recommendation to the Board of Directors as to the response to the resignation offer. If each member of the Nominating and Governance Committee received a majority against vote at the same election, then the independent directors who did not receive a majority against vote must appoint a committee among themselves to consider the resignation offers and to recommend to the Board of Directors a response to the resignation offers. The Board of Directors must take action on the Nominating and Governance Committee's recommendation (or committee of independent directors' recommendation) within 90 days following certification of the stockholder vote. Any director whose resignation is under consideration must abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other director tendered because that director received a majority against vote.

If an incumbent director's offer of resignation is accepted by the Board of Directors, then such director will cease to be a member of the Board of Directors upon the effective date of acceptance by the Board of Directors of the offer of resignation. If an incumbent director's offer of resignation is not accepted by the Board of Directors, then such director will continue to serve until the earlier of the next annual meeting and until his or her successor is elected and qualifies and his or her subsequent resignation or removal.

If any nominee for director who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present, such nominee will not be elected and will not take office. All of the Board of Directors' nominees for election as a director at the Meeting are incumbents. If an incumbent director's offer of resignation is accepted by the board of directors, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Company's bylaws.

The Board of Directors unanimously recommends a vote "FOR" the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company's Common Shares owned as of                                  , 2016, by each of the Company's directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company's outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security, if that person has or shares voting power or investment power with respect to such security, or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants, but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common		Percent
Directors (2)	Shares(1)		of Class

Cohen, Daniel	867,533	(3)	2.29%
Beach, Walter	1,117,818	(4)	2.95%
Bradley, Michael	51,000	(5)	*
Chrystal, John	18,809	(6)	*
Cohn, Matthew	68,063	(7)	*
Kozlov, Hersh	15,500	(8)	*
Lamb, William	179,750	(9)	*
Mastrangelo, Frank	321,679	(10)	*
McEntee, James	124,084	(11)	*
Tuan, Mei-Mei	1,000	(12)	*

Executive Officers (2)
Frenkiel, Paul	168,655	(13)	*
Kuiper, Jeremy	156,816	(14)	*
McGraw, Donald	171,221	(15)	*
Pareigat, Thomas	40,353	(16)	*
Gail S. Ball	1,027	(17)	*
Steven Turowski	767	(18)	*

All executive officers and directors (15 persons)	3,304,075		8.72%

Other owners of 5% or more outstanding shares

Second Curve Capital LLC	2,323,703	(19)	6.2%
BlackRock, Inc.	2,063,066	(20)	5.5%
State Street Corporation	1,903,412	(21)	5.0%

* Less than 1%

(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of , 2016.

(2)	The address of all of the Company's directors and executive officers is c/o The Bancorp, Inc., 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

(3)
Consists of: (a) 352,281 Common Shares owned directly; (b) 200,000 Common Shares issuable upon exercise of options; (c) 252 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 315,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.

(4)
Consists of: (a) 150,829 Common Shares owned directly; (b) options to purchase 28,000 Common Shares; and (c) 938,989, Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428.

(5)	Consists of: (a) 25,000 Common Shares owned directly and (b) 26,000 Common Shares issuable upon exercise of options.

(6)	Consists of: (a) 13,500 Common Shares owned directly, (b) 5,000 Common Shares issuable upon exercise of options and (c) 309 Common Shares held in a 401(k) plan account for the benefit of Mr. Chrystal.

(7)	Consists of: (a) 41,063 Common Shares owned directly and (b) 27,000 Common Shares issuable upon exercise of options.

(8)	Consists of 15,500 Common Shares owned directly.

(9)
Consists of: (a) 124,463 Common Shares owned directly, (b) 30,287 Common Shares held in trusts for the benefit of members of Mr. Lamb's immediate family and (c) 25,000 Common Shares issuable upon exercise of options.

(10)
Consists of: (a) 69,298 Common Shares owned directly, (b) 2,787 Common Shares held by the Individual Retirement Account ("IRA") IRA of Mr. Mastrangelo' s spouse,(c) 240,000 Common Shares issuable upon exercise of options and (d) 9594 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo

(11)	Consists of: (a) 98,084 Common Shares owned directly and (b) 26,000 Common Shares issuable upon exercise of options.

(12)	Consists of 1,000 Common Shares owned directly.

(13)
Consists of: (a) 7,500 Common Shares owned directly, (b) 156,000 Common Shares issuable upon exercise of options and (c) 5,155 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.

(14)
Consists of: (a) 7,500 Common Shares owned directly, (b) 148,000 Common Shares issuable upon exercise of options and (c) 1,316 Common Shares held in a 401(k) plan account for the benefit of Mr. Kuiper.

(15)
Consists of: (a) 23,415 Common Shares owned directly, (b) 140,500 Common Shares issuable upon exercise of options and (c) 7,306 Common Shares held in a 401 (k) plan account for the benefit of Mr. McGraw.

(16)
Consists of: (a) 3,750 Common Shares owned directly, (b) 32,500 Common Shares issuable upon exercise of options and (c) 4,103 Common shares held in a 401 (k) plan account for the benefit of Mr. Pareigat.

(17)	Consists of 1,027 Common shares held in a 401 (k) plan account for the benefit of Ms. Ball.

(18)	Consists of 767 Common shares held in a 401 (k) plan account for the benefit of Mr. Turowski.

(19)	Based solely on Form 13G/A filed by Second Curve Capital, LLC on January 27, 2016. The address of Second Curve Capital, LLC is 350 5th Ave. Suite 4730, New York, NY 10118

(20)	Based solely on Form 13G/A filed by BlackRock, Inc. on January 27, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(21)	Based solely on Form 13G/A filed by State Street Corporation, Inc. on February 12, 2015. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2015, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

NON-DIRECTOR EXECUTIVE OFFICERS

         Information is set forth below regarding the background of each of the Company's executive officers who is not also a director. For the Company's officer who is a director nominee, John C. Chrystal, this information can be found above under "Proposal 1. Election of Directors—Directors and Nominees."

              Gail S. Ball, age 58, has been Executive Vice President and Chief Operating Officer of The Bancorp since March 2015. From April 2014 to March 2015, Ms. Ball served as Head of the Payment Studies Group of the Federal Reserve Bank of Richmond; from August 2010 to April 2014 she was Senior Vice President, Treasury Management Operations at Capital One; and was SVP Treasury at NCO Financial Systems from 2002 to August 2010. From 1999 to 2001, Ms. Ball was Senior Vice President, Settlement Operations, First USA; Vice President, PNC Bank from 1991 to 1999, and Vice President, Mellon Bank from 1982 to 1991. Ms. Ball served as National Board Member of NCJW, Inc. from 2005 to 2014 Treasurer, 2008-2011 and Vice president, 2011-2014., From June 2010 to March 2015 was a Board Member and Chair of the Risk Committee for Kompanion Financial Group, the mission of which is to be the leading community development financial institution in Central Asia. Ms. Ball is an AAP (accredited ACH professional) and a CTP (certified treasury professional).

    Paul Frenkiel, age 63, has served as Chief Financial Officer and Executive Vice President of Strategy at The Bancorp since joining the organization in September 2009; he also serves as the organization's Principal Accounting Officer. From November 2000 through October 2008 he was Chief Financial Officer and Executive Vice President of Republic First Bancorp Inc. From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun off from Republic First Bancorp Inc. Additionally, he served as Chief Financial Officer of JeffBanks, Inc., from 1987 through its acquisition by Hudson United Bancorp in 2000, and also served as Chief Financial Officer at Dominion Bank. A chartered bank auditor and certified public accountant, Mr. Frenkiel is a member of the American Institute of Certified Public Accountants.

   Jeremy Kuiper, age 53, has served as Managing Director of the Payment Solutions division of The Bancorp since 2007. Previously, he served as Director of Financial Management, Operations and Credit Risk Management at BankFirst and served in other positions at that company between 2000 and 2007. From 1997 through 2000, he served as Senior Vice President of United Credit National Bank where he oversaw card products. From 1994 through 2007, he served as Senior Vice President of Specialized Card Services, where he was responsible for all information services, customer service and other aspects of card management. Mr. Kuiper is an in-demand industry panelist/speaker and participates on many boards, including the Network Branded Prepaid Card Association, of which he is a former Chairman.

             Thomas G. Pareigat, age 56, has served as Senior Vice President and General Counsel since February 2011. From 2003 to 2005 and from 2007 to 2011 he was a partner in the Minneapolis, Minnesota law firm of Lindquist & Vennum LLP, where he concentrated his practice on banking law and regulatory compliance matters as a member of the firm's Financial Institutions Practice Group.  Between 2005 and 2007 he served as Senior Vice President and Regulatory Counsel for Marshall BankFirst Corp. From 2001 to 2002, Mr. Pareigat was Vice President and Corporate Counsel for Marquette Bancshares, Inc. and its subsidiary banks until their acquisition by Wells Fargo. From 1989 to 2001 he served as Senior Attorney with Bankers Systems, Inc. (now Wolters Kluwer Financial Services). A frequent speaker on emerging risk issues within the financial services industry, Mr. Pareigat serves on the Editorial Board of the American Bankers Association's Bank Compliance magazine, and has served on the faculty of the ABA's National Compliance School and Graduate School for Compliance Risk Management.

Donald F. McGraw, Jr., age 58, has served as Executive Vice President and Chief Credit Officer of The Bancorp since 1999, overseeing both Loan Operations and Credit Administration. Mr. McGraw is also responsible for implementing credit policy, serving as senior member of the Loan Committee, and acts in the capacity of Assistant Secretary to the Board of Directors. Additionally, he has served as Regulatory Examination Manager, supervising all examinations conducted by the FDIC and the State of Delaware. From 1986 through 1998, he was Senior Vice President, Credit Administration, for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

          Steven Turowski, age 56, has been Chief Risk Officer of The Bancorp since he joined the company in September, 2015. Previously, Mr. Turowski was Senior Risk Manager and Managing Director at BNY Mellon (July 2010 to September 2015), and from January 1998 to July 2010 he served as Chief Risk Officer at PNC Global Investment Servicing (formerly PFPC). From 1995 to 1997 he was Vice President, Mutual Fund Services, Transfer Agency at Bankers Trust Company (now Deutsche Bank), and from 1981 to 1995 was at Seligman Data Corporation, where he served as Vice President – Mutual Fund Operations from 1990 to 1995. Mr. Turowski is a founding member of the Investment Company Institute (ICI) Risk Management Committee.

CORPORATE GOVERNANCE

Director Independence

The Company's Common Shares are listed on the NASDAQ Global Select Market under the symbol "TBBK" and the Company is subject to the listing standards thereof. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Kozlov, Mr. Lamb, Mr. McEntee and Ms. Tuan, each meet the definition of an independent director set forth in the NASDAQ rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Leadership Structure and Role in Risk Oversight

         Daniel G. Cohen serves as the Chairman of the Board and John C. Chrystal serves as our Interim Chief Executive Officer and director. We believe that the most effective leadership structure at the present time is to have separate Chairman of the Board and Chief Executive Officer positions because this allows the board to benefit from having two strong voices bringing separate views and perspectives to meetings.

         The Risk Oversight Committee is primarily responsible for overseeing the Company's risk management processes on behalf of the Board of Directors, although the Board of Directors and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. These committees receive reports from management regularly regarding the Company's assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company's senior management, these committees oversee credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Chief Risk Officer meets at least monthly with the Risk Oversight Committee to discuss potential risk or control issues involving management. The Audit Committee meets at least quarterly and reports regularly to the Board of Directors, which also considers the Company's entire risk profile, including additional strategic and reputational risks. While the Board of Directors oversees the Company's risk management, management is responsible for the day-to-day risk management processes. Senior management comprises the Bank's Enterprise Risk Management Committee which meets at least quarterly and addresses various risks, controls and related monitoring. The Bank Secrecy Act ("BSA") Committee oversees compliance with BSA regulations and expectations and related BSA risks.  While the Board of Directors believes that this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine this structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Board Meetings

The Board of Directors held a total of 18 meetings during fiscal 2015. During fiscal 2015 all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served, except for Mr. Cohn who attended less than 75% of such meetings due to health reasons related to extended hospitalization and recovery from a serious accident. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable. All directors attended the last annual meeting.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to The Bancorp, Inc., Attention: Paul Frenkiel, Secretary 409 Silverside Road Suite 105, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication." All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company's Code of Business Conduct and Ethics (the "Code of Business Conduct"), Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company's website: http://.

Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road Suite 105, Wilmington, Delaware 19809. The Company will satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct by posting such information on the Company's website.

Board Committees

The Board of Directors currently has six standing committees: the Audit Committee, the Compensation Committee, the Risk Oversight Committee, the Bank Secrecy Act Committee, the Nominating and Governance Committee and the Executive Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2015 are set forth below.

Board Member	Audit	Compensation	Risk Oversight	Bank Secrecy Act	Nominating and Governance	Executive
Daniel G. Cohen					X	Chairman
Walter T. Beach	X	Chairman			X	X
Michael J. Bradley	Chairman	X	X
John Chrystal			X(a)	X(a)		X
Matthew Cohn	X
William H. Lamb		X			Chairman	X
Hersh Kozlov			X
James McEntee			Chairman	X
Mei-Mei Tuan			X	Chairman
Meetings held in 2015	18	1	6	11	1	1

(a)	Upon his appointment as Interim Chief Executive Officer, Mr. Chrystal became a non-voting member of these committees.

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist Board of Directors audit oversight of (a) the integrity of the Company's financial statements, (b) the Company's risk management processes (c) the Company's compliance with legal and regulatory requirements, (d) the independent auditor's qualifications and independence and (e) the performance of the Company's internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company's annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the  Exchange Act. The Board of Directors has determined that Mr. Beach qualifies as an "audit committee financial expert" as that term is defined in applicable rules and regulations under the Exchange Act.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in "Compensation Committee Report" and the related "Compensation Discussion and Analysis," in Item 11, "Executive Compensation". At all times during 2015, the Compensation Committee had direct responsibility for (a) administering the Company's equity-based compensation plans and (b) reviewing any extraordinary bonus or other compensatory payments to any employee of the Company.  For officers and employees reporting to named executive officers, or NEOs as set forth in Item 11, the Compensation Committee has delegated primary responsibility for recommending salary changes to the Chief Executive Officer and President.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of Messrs. Beach, Bradley and Lamb.  None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2015 or was formerly an officer or employee of the Company. During fiscal 2015, none of the Company's executive officers served as a director or on the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. During fiscal 2015, none of the Company's executive officers served on the compensation committee of another entity, any one of whose executive officers served on the Company's Board of Directors.

Risk Oversight Committee. The Risk Committee is appointed by the Board of Directors to assist in the oversight of risk management and risks inherent in the Company's activities. The committee oversees the activities of the Chief Risk Officer and meets with various members of management, as necessary or desirable, in its oversight of risk management.

Bank Secrecy Act ("BSA") Committee. The BSA Committee is appointed by the Board of Directors to assist in the oversight of compliance with BSA/AML requirements, including resolutions of agreed upon improvements required by the FDIC consent orders.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors in identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director's consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ and Exchange Act rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by stockholders in "Stockholder Proposals and Nominations." In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to insure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company's governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills that are related to the Company's business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company's Board of Directors in between meetings of the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms' length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. The Code of Business Conduct exempts from the review and approval process any employment or other business connection of an officer, director, employee or affiliate with Resource America, Inc., Institutional Financial Markets, Inc. including J.V.B. Financial Group, LLC, the Bank and their affiliates. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Company entered into a space sharing agreement for office space in New York, New York with Resource America Inc. commencing in September 2011, which terminated on January 31, 2015.  The Company pays only its proportionate share of the lease rate to a lessor which is an unrelated third party.  The Chairman of the Board of Resource America, Inc. is the father of the Chairman of the Board and the spouse of the former Chief Executive Officer of the Company.  The Chief Executive Officer of Resource America is the brother of the Chairman of the Board and the son of the former Chief Executive Officer of the Company.  Rent expense is 50% of the fixed rent, real estate tax payment and the base expense charges.  Rent expense was $9,000, for the year ended December 31, 2015.

The Company entered into a space sharing agreement for office space in New York, New York with Atlas Energy, L.P. commencing May 2012, which expired in May 2015. As a result of certain transactions, Atlas Energy, L.P. assigned the lease to its successor, Atlas Energy Group, LLC, in 2015.  The Company pays only its proportionate share of the lease rate to a lessor which is an unrelated third party.  The Executive Chairman of the Board of Atlas Energy Group, LLC and; prior thereto, of the general partner of Atlas Energy, L.P., is the brother of the Chairman of the Board and son of the former Chief Executive Officer of the Company.  The Chief Executive Officer and President of Atlas Energy Group, LLC, and;  prior thereto, of the general partner of Atlas Energy, L.P., is the father of the Chairman of the Board and spouse of the former Chief Executive Officer of the Company.  Rent expense is 50% of the fixed rent, real estate tax payment, and the base expense charges.  Rent expense was $35,000 for the year ended December 31, 2015.

The Bank maintains deposits for various affiliated companies totaling approximately $33.4 million as of December 31, 2015.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons. All loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. At December 31, 2015, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability. At December 31, 2015, respectively, loans to these related parties included in assets held for sale amounted to $1.8 million and  loans included in loans, net of deferred loan fees and costs amounted to $1.8 million.

The Bank periodically purchases securities under agreements to resell and engages in other securities transactions through J.V.B. Financial Group, LLC (JVB), a broker dealer in which the Company's Chairman has a minority interest. The Company's Chairman also serves as Vice Chairman of Institutional Financial Markets Inc., the parent company of JVB. The Company purchased securities under agreements to resell through JVB primarily consisting of Government National Mortgage Association certificates which are full faith and credit obligations of the United States government issued at competitive rates.  JVB was in full compliance with all of the terms of the repurchase agreements at December 31, 2015 and had complied with the terms for all prior repurchase agreements.  There were no repurchase transactions outstanding at December 31, 2015.

 The Company entered into a consulting agreement with Betsy Z. Cohen, its former Chief Executive Officer, which was effective January 1, 2015 and expires on December 31, 2016. Under the agreement, Mrs. Cohen acts as an advisor to the Board of Directors and executive management with respect to business strategies, the performance of various lines of business, and other corporate and regulatory matters.  The agreement is intended to preserve for the Company Mrs. Cohen's insight and experience with respect to the Company, the Bank and the financial services industry generally.  The agreement provides for a monthly service fee of $30,000, and the provision of office space and administrative support.  We have not paid any monthly fees under this agreement pending regulatory review.

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years, or more frequently, as directed by stockholder vote. The Company is seeking this stockholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act's requirement, and pursuant to the stockholder vote of the Company's 2011 annual meeting that required the advisory vote to be on an annual basis.

The Board of Directors Supports a Say-On-Pay Vote, and Will Consider the Results Carefully

At its 2015 meeting, 93% of the votes cast approved the 2014 executive compensation program. At its 2014 meeting, 79% of the votes cast approved the 2013 executive compensation program.  The Compensation Committee and the Board of Directors believes the results of these say-on-pay votes reflect the Company's stockholders' affirmation of the executive compensation program. The Board of Directors values the Company's stockholders' opinions. As it does each year, the Board of Directors intends to evaluate the results of the 2016 vote carefully when making future decisions regarding compensation of the named executive officers.

Compensation of Named Executive Officers

As described in the Compensation Discussion and Analysis ("CD&A") below, the Compensation Committee has developed an executive compensation program designed to align the long-term interests of the Company's named executive officers with the long-term interests of its stockholders. The disclosure in the CD&A and the disclosure included in the section entitled "Executive and Director Compensation" below have been provided in response to the requirements of SEC rules and explain the compensation policies under which the Company paid its named executive officers for 2015.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or "non-binding" vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors about certain issues, like executive compensation. The Board of Directors is not required by law to take any action in response to the stockholder vote. However, the Board of Directors values the Company's stockholders' opinions, and the Board of Directors intends to evaluate the results of the  vote carefully when making future decisions regarding compensation of the named executive officers. The Company believes that providing its stockholders with an advisory vote on its executive compensation program will further enhance communication with stockholders, while also meeting the Company's obligations under the Dodd-Frank Act and the SEC's rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2015 compensation of the named executive officers, as disclosed in the Company's proxy statement dated , 2016.

The Board of Directors unanimously recommends a vote "FOR" approval of the compensation of executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. This discussion refers to the Company's Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as the "Named Executive Officers" or "NEOs." This discussion should be read in conjunction with the detailed tables and narrative descriptions under "Executive and Director Compensation."

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company's NEOs. The Compensation Committee is also responsible for administering the Company's employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Company's compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers while at the same time controlling the Company's compensation costs. The primary components of the Company's executive compensation program have historically been base pay and equity-based compensation. The Compensation Committee generally determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. The Compensation Committee did not review the NEOs' compensation in 2015, accordingly, there were no salary changes, bonuses or equity compensation granted to NEOs in 2015. Additionally, the compensation standards and criteria discussed below remain unchanged from those established by the Compensation Committee in 2014.

In establishing compensation for the Company's NEOs, the Compensation Committee focuses on performance- based compensation ("pay for performance") and weights stock option and restricted stock grants accordingly. The Compensation Committee utilizes criteria which it believes will create long term shareholder value and is forward looking. It evaluates the overall performance of the Company, the performance of the Company relative to the performance of the national and regional economies, the performance of the Company in comparison with its peers and the contributions of the respective NEOs to the Company's performance. Base salary reflects ongoing performance and level of achievement. In addition, the Compensation Committee evaluates the NEOs' base salary relative to the base salary paid for similar positions within a peer group of institutions, seeking to maintain a competitive advantage in light of the NEO's performance. The Compensation Committee believes that, by focusing on a NEO's overall performance rather than pre-set criteria, the Company substantially lessens the risk of an NEO taking actions  to increase his or her compensation without due regard for potential adverse impacts on the Company.

Compensation Objectives and the Focus of Compensation Awards

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company's executive compensation program consists of three elements to reward and motivate its executive officers in line with the Compensation Committee's objectives described above:

•	base salary;

•	bonuses; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units.

Generally, the Compensation Committee annually reviews the Company's mix of short-term performance incentives versus longer-term incentives.  It primarily focuses compensation on base salary and equity incentives. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance of those incentives, while emphasizing stock options to promote pay for performance. The Compensation Committee's policy for allocating between long-term and currently paid compensation is to set base compensation at levels adequate to attract and retain personnel, while providing incentives to maximize long-term shareholder value for the Company and its stockholders. As discussed in "Specific Elements of the Compensation Program," below, the Company provides cash compensation in the form of base salary to meet competitive salary norms. The Company also provides non-cash equity compensation to  align this form of compensation with shareholder interests and the Company's  long-term strategic goals. Historically, the Company has not awarded bonuses.

The Compensation Committee also "benchmarks" the Company's compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The Compensation Committee did not review the NEOs' compensation in 2015.  In 2014, the Compensation Committee utilized regional banks with total assets in the $3 billion to $4 billion range as a peer group. While the Company's payment processing business differentiates it from these institutions, this peer group represented one source for comparisons. The level of an institution's total assets and its regional location are primary factors the Compensation Committee considered in establishing the peer group. The peer group institutions consist of the following: The Dime Savings Bank, S&T Bancorp, Flushing Financial (Flushing Savings), TrustCo Bank, WSFS Financial and Beneficial Mutual. While NEO's were not reviewed in 2015, benchmarks were used in prior years.

Although considerable knowledge about the competitiveness of the Company's compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company's incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

Compensation Methodology

The Compensation Committee ordinarily determines compensation amounts for individual NEOs for 12 month periods. The Chief Executive Officer typically provides the Compensation Committee with key elements of both the Company's and the NEOs' (other than the Chief Executive Officer's) performance as well as recommendations to assist it in determining compensation levels. In the case bonuses, if any, the Compensation Committee determines the amount of awards based the then concluded fiscal year. The Compensation Committee has the discretion to issue compensation awards at other times during the fiscal year. In 2013 and 2014, the Compensation Committee reviewed performance during the first quarter of those years. The NEOs were not reviewed in 2015. There were no salary increases, bonuses or stock compensation granted to NEOs in 2015 or 2014.

Specific Elements of the Compensation Program

Below are the specific elements of the Company's compensation program for executive officers.

Salary. The Company believes that it is important to maintain a competitive salary structure in order to retain its existing qualified executive officers and a base pay structure consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average, taking into account  the Company's and the individual's performance.

Base salaries are paid to executive officers on a bi-weekly basis, and are generally reviewed annually by the Compensation Committee as described in "Compensation Methodology," above. The Compensation Committee determines if any base pay changes should be made for executive officers. Base pay change, if any, is normally determined after considering:

•	the executive's total itemized compensation for the prior year;

•	the executive's current base pay position relative to the peer group;

•	the Company's performance and the individual's contribution to that performance for the prior year; and

•	national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

In 2015 and 2014, the Compensation Committee awarded no increases in base salary.

Bonus. While historically the Compensation Committee has not awarded bonuses  because it generally  prefers long-term equity incentive compensation (discussed below), it retains the discretion to do so.  In determining whether a bonus award for one or more officers would be appropriate, the Compensation Committee  considers the Company's financial performance, including net income, return on assets, return on equity, the efficiency ratio and earnings per share and would particularly focus on the contribution made to the Company by the NEO under consideration. As with base salary, the Compensation Committee also considers national and regional economic conditions. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual bonuses for the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. Generally, the Compensation Committee utilizes non-cash equity compensation and not cash bonuses as the primary non-base salary form of compensation. There were no bonuses in 2014 or 2015.

 Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through The Bancorp, Inc. Stock Option and Equity Plan of 2013 (the "2013 Plan") and similar prior plans. The plans permit the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options are granted to executive officers at exercise prices equal to the then current market price of the Company's Common Shares. Options and restricted stock awards under the 2013 Plan are granted on a discretionary basis taking into account the Company's financial performance and each executive's contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in stockholder value.  Stock options and stock grants were awarded to each NEO, in varying amounts, in 2010 through 2013.  There were no stock options or other awards granted  in 2014 or 2015.

Compensation Risk Analysis

            As a financial holding company regulated by the Federal Reserve Bank, which has a subsidiary bank regulated by the FDIC and the State of Delaware, the Company adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution.  The Company's management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and with appropriate practices, supplemented by its internal audit function.

During 2014, the Compensation Committee reviewed the Company's compensation practices to ensure that (1) base salaries are appropriately competitive in light of overall compensation; (2) the Company's use of equity grants provides appropriate long term incentives; and (3) the Company offered an appropriate mix of cash and equity compensation to facilitate the alignment of the interests of the Company's senior executives with those of the Company and its stockholders.  In light of regulatory releases, the ultimate goal of the review was to assess the design, governance, policies and procedures of the Company's compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could adversely impact the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company's incentive programs do not motivate or encourage unnecessary or excessive risk taking.  This conclusion reflected a review of the Company's structure to determine that credit and other new business approvals are independent of new business efforts.  Other factors, such as fostering an appropriate risk management culture, were also considered. The Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could adversely impact the long-term value of the Company.

Determination of Compensation Amounts

           The Compensation Committee did not review the NEOs' compensation in 2015, accordingly, there were no salary changes, bonuses or equity compensation granted to NEOs in 2015. In 2014, the Compensation Committee reviewed the compensation of the NEOs in the first quarter of 2014. After consideration, the Compensation Committee concluded that no salary increases, stock compensation or bonuses should be awarded to the Chief Executive Officer in 2014. In 2013, the Compensation Committee had awarded a $100,000 increase to base salary for the then Chief Executive Officer, which amounted to 8.7% of the total compensation of all types received in 2012.  No bonus was awarded to the Chief Executive Officer in 2013. In 2014, the Compensation Committee also concluded that no salary increase, stock compensation or bonus should be awarded to any of the other NEOs. In 2013, the Chief Financial Officer received a $35,000 increase, the then President and Chief Operating Officer received a $75,000 increase, the then Executive Vice President-Commercial Loans received a $20,000 increase, the Senior Vice President and General Counsel received a $17,500 increase and no bonuses were awarded. Options and share awards were also granted to NEOs in 2013 to continue to align management with long term shareholder value and to balance issues of profitability and appropriate risk management. All options and share awards vest over a four year period to further shareholder and management alignment and to emphasize long term risk management. The Compensation Committee decided to forego any bonuses to the Chief Executive Officer or NEOs for 2010 through 2014. As noted previously, no compensation of any form was modified in 2015.

  For its 2014 evaluation, the Compensation Committee believed that adjusted operating earnings and long term shareholder value, rather than shorter term movements in stock price, should be emphasized in the Chief Executive Officer's compensation methodology. The Compensation Committee believes that pay for performance should be emphasized and considers stock options as its primary pay for performance component. To further tie stock option grants to pay for performance, all NEO options and grants require a four year period over which such options ratably vest.  To emphasize the importance of long term risk management and performance, cash bonuses have not been paid to NEOs for six years.

  A primary objective of long term compensation equity awards is to tie interests of NEOs to increasing shareholder value. In 2014, the Compensation Committee reviewed performance during the first quarter of 2014. The committee concluded that long term shareholder growth was enhanced by low cost deposit growth notwithstanding that such growth depressed return on assets in the short term, in the current below normal rate environment.   Additionally, the Compensation Committee considered progress made in executing management's strategy emphasizing non-interest income over interest income principally through the development of its prepaid, or stored value, card division.  Further, the Compensation Committee considered statistics which continue to show that contracts and new relationships for prepaid card fees, which is the most significant element of non-interest income growth, require multiple year periods in which expense is incurred, prior to generating revenue. The Compensation Committee also reviewed the continuing costs of the prepaid card-related infrastructure buildout, which represented significant fixed costs which can be used to generate larger fee growth. Related historical statistics were reviewed which validated the Compensation Committee's view. Expansion of compliance infrastructure had continued. Additionally, the Company continued to execute its strategy of growing low cost deposits and, as a result, its interest costs continued to be lower than its peers. The Compensation Committee reviewed the strategy for increased growth in leases, SBA loans and security backed lines of credit, noting that additional progress had been made. Accordingly, the Compensation Committee concluded that a balanced view of long term shareholder value versus current stock price should be considered in its decisions. After consideration, the Compensation Committee did not award any salary increases, stock compensation or bonuses in 2014. In 2015, NEOs were not reviewed. The Compensation Committee also determined to continue to monitor progress in managing the growth in non-interest income's impact on operating earnings and net income, which would be a primary determinant of any future bonus awards.

The Compensation Committee reiterated its previously approved compensation recoupment policy as follows:

Compensation Recoupment Policy

The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (1) NEOs, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Walter T. Beach, Chairman
 Michael J. Bradley
 William H. Lamb

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other compensation ($)	Total
				(1)	(2)	(3)

John C. Chrystal Interim Chief Executive Officer(4)	2015	11,538	-	-	-	-	11,538

Frank M. Mastrangelo	2015	510,000	-	-	-	30,534	540,534
Former Chief Executive Officer(5)	2014	510,000	-	-	-	16,864	526,864
	2013	509,508	-	470,250	-	18,330	998,088

Paul Frenkiel	2015	312,200	-	-	-	15,660	327,860
Chief Financial Officer/	2014	312,200	-	-	-	9,888	322,088
Secretary	2013	310,805	-	104,500	99,400	10,614	525,319

Jeremy L. Kuiper	2015	458,060	-	-	-	16,687	474,747
Senior Vice President/	2014	458,060	-	-	-	17,531	475,591
Managing Director	2013	451,931	-	104,500	99,400	15,287	671,118

Thomas G. Pareigat	2015	347,500	-	-	-	15,660	363,160
Senior Vice President/	2014	347,500	-	-	-	15,900	363,400
General Counsel	2013	346,154	-	-	-	16,904	363,058

Donald F. McGraw Jr.	2015	317,500	-	-	-	42,183	359,683
Executive Vice President/	2014	317,500	-	-	-	17,588	335,088
Chief Credit Officer	2013	316,154	-	-	-	15,556	331,710

Daniel G. Cohen	2015	300,000	-	-	-	600	300,600
Executive Vice President	2014	300,000	-	-	-	600	300,600
	2013	294,410	-	418,000	-	-	712,410

(1)
The column reflects the aggregate grant date fair value of stock awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. There were no stock awards in 2015 or 2014.

(2)
The column reflects the aggregate grant date fair value of stock options granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. There were no option awards in 2015 or 2014.

(3)
Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits comprised of the Company's contributions to its 401(k) savings plan, insurance premiums and personal use of automobiles. For Don McGraw, the amount shown includes $24,422 of compensation for unused vacation.

(4)	Mr. Chrystal was appointed Interim Chief Executive Officer on January 29, 2016, upon the Company's receipt of non-objection from the Federal Reserve Bank of Philadelphia.

(5)	Resigned effective December 13, 2015 and was appointed Technologist in Residence.

Grants of Plan-Based Awards

The table providing information on the grant of options or other plan-based awards in 2015 is omitted because no such awards or grants were made.

Equity Compensation Plan Information

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
1999 Omnibus plan	476,124	$9.71	291,876
2005 Omnibus plan	506,500	$7.91	335,125
Stock option and equity plan of 2011	1,162,921	$8.48	72,534
Stock option and equity plan of 2013	0	-	2,200,000
Total	2,145,545	$8.58	2,899,535

* All plans authorized have been approved by shareholders.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options and stock that has not vested by the Company's NEOs.

			Option Awards(1)			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (2) (#)	Market value of shares or units of stock that have not vested(3) ($)

John C. Chrystal	01/23/2013	5,000	-	10.45	01/23/2023	-	-
	Total	5,000

Frank M. Mastrangelo	05/07/2010	90,000	-	7.81	05/06/2020	-	-
	12/24/2010	50,000	-	9.84	12/24/2020	-	-
	08/11/2011	50,000	-	7.36	08/11/2021	-	-
	01/25/2012	37,500	12,500	8.50	01/25/2022	-	-
	01/23/2013					22,500	143,325
	Total	227,500	12,500			22,500	143,325

Paul Frenkiel	05/07/2010	25,000	-	7.81	05/06/2020	-	-
	12/24/2010	38,000	-	9.84	12/24/2020	-	-
	08/11/2011	38,000	-	7.36	08/11/2021	-	-
	01/25/2012	30,000	10,000	8.50	01/25/2022	-	-
	01/23/2013	10,000	10,000	10.45	01/23/2023	5,000	31,850
	Total	141,000	20,000			5,000	31,850

Jeremy L. Kuiper	05/07/2010	25,000	-	7.81	05/06/2020	-	-
	12/24/2010	34,000	-	9.84	12/24/2020	-	-
	08/11/2011	34,000	-	7.36	08/11/2021	-	-
	01/25/2012	30,000	10,000	8.50	01/25/2022	-	-
	01/23/2013	10,000	10,000	10.45	01/23/2023	5,000	31,850
	Total	133,000	20,000			5,000	31,850

Thomas G. Pareigat	01/25/2012	18,750	6,250	8.50	01/25/2022	-	-
	01/23/2013	5,000	5,000	10.45	01/23/2023	2,500	15,925
	Total	23,750	11,250			2,500	15,925

Donald F. McGraw Jr.	05/07/2010	40,000	-	7.81	05/06/2020	-	-
	12/24/2010	34,000	-	9.84	12/24/2020	-	-
	08/11/2011	34,000	-	7.36	08/11/2021	-	-
	01/25/2012	18,750	6,250	8.50	01/25/2022	-	-
	01/23/2013	5,000	5,000	10.45	01/23/2023	2,500	15,925
	Total	131,750	11,250			2,500	15,925

Daniel G. Cohen	05/07/2010	55,000	-	7.81	05/06/2020	-	-
	12/24/2010	45,000	-	9.84	12/24/2020	-	-
	08/11/2011	50,000	-	7.36	08/11/2021	-	-
	01/25/2012	37,500	12,500	8.50	01/25/2022	-	-
	01/23/2013					20,000	127,400
	Total	187,500	12,500			20,000	127,400

	Total	849,500	87,500			57,500	366,275

(1)	All options listed vest at a rate of 25% per year over a period of four years from grant date.
(2)	All stock awards vest at a rate of 25% per year over a period of four years from grant date.
(3)	Market value is based on the closing market price of the Company's common stock on December 31, 2015, which was $6.37.

Option Exercises and Stock Vested in 2015*

The following table provides information for the Company's NEOs regarding stock vested and options exercised.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
John C. Chrystal	-	-
Frank Mastrangelo	11,250	97,988
Paul Frenkiel	2,500	21,775
Jeremy L. Kuiper	2,500	21,775
Thomas G. Pareigat	1,250	10,887
Donald F. McGraw Jr.	1,250	10,887
Daniel G. Cohen	10,000	87,100

* No options were exercised in 2015.

Director Compensation Table

The following table provides information concerning the compensation of the Company's non-employee directors for fiscal 2015. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director received an annual retainer of $75,000. Each non-employee director also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee and the Chairman of the Risk Oversight Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended. The independent lead director, Michael J. Bradley, receives an additional annual retainer of $20,000 per annum. No stock or option awards were made in 2015.

	Fees earned or Paid in cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Walter T. Beach Michael J. Bradley John C. Chrystal(1) Matthew Cohn Hersh Kozlov William H. Lamb James J. McEntee Mei-Mei Tuan	84,000 98,500 104,500 96,000 75,000 75,000 83,000 85,000	- - - - - - - -	- - - - - - - -	84,000 98,500 104,500 96,000 75,000 75,000 83,000 85,000

(1)
Mr. Chrystal stopped receiving compensation for his service as a director when he was named Interim Chief Executive Officer on January 29, 2016, upon the Company's receipt of non-objection from the Federal Reserve Bank of Philadelphia.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Annual Report on Form 10-K"):

(1)	the Audit Committee reviewed and discussed the audited financial statements included in the 2015 Annual Report on Form 10-K with the Company's management;
(2)	the Audit Committee discussed with the Company's independent registered public accounting firm, Grant Thornton LLP ("Grant Thornton"), the matters required to be discussed by Auditing Standard 16;
(3)
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton's independence; and

(4)
based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's 2015 Annual Report on Form 10-K.

           The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed to be filed under, nor shall it be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the "Acts"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Michael J. Bradley, Chairman
Walter T. Beach
Matthew Cohn

PROPOSAL 3. APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 75 MILLION SHARES

The Board proposes to amend Article Four of the Company's Certificate of Incorporation, as amended, to increase the number of authorized Common Shares from 50 million shares to 75 million shares. The Board has approved the amendment, but its approval is subject to the approval of the amendment by the holders of a majority of the outstanding Common Shares. The amendment, in its entirety, reads as follows:
FOURTH: The Corporation shall be authorized to issue Seventy Five Million (75,000,000) shares of Common Stock at $1.00 par value, and Five Million (5,000,000) shares of Preferred Stock at $.01 par value. The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time to divide the Preferred Stock of the Corporation into one or more classes, series, or series within a class, to fix and determine the variable rights or preferences of any class or series so established and to change redeemed or reacquired shares of any one series within a class thereof into shares of another series.

Purpose of the Amendment

The Board considers the proposed amendment to be in the best interests of the Company, its stockholders and its other constituencies. The proposed increase in the number of authorized Common Shares will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any transactions approved by the Board, including, among others, current and future public and private sales of Common Shares, acquisitions, stock splits, stock dividends, stock incentive plans and other corporate purposes. The Board believes that the availability of the additional shares for such purposes will be beneficial to the Company by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of the additional shares will also enable the Company to act promptly when the Board determines that the issuance of additional Common Shares is advisable. The issuance of additional Common Shares could decrease the proportionate equity interest and voting power of the Company's current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders. The holders of Common Shares are not entitled to preemptive rights with respect to the issuance of additional Common Shares.

Under the Company's Certificate of Incorporation, as amended, the Company currently has authority to issue 50 million Common Shares, par value $1.00 per share, of which 37,858,322 shares were issued and outstanding as of December 31, 2015. In addition, as of such date, approximately 2.1 million shares were reserved for issuance for outstanding options and grants under the Company's incentive compensation plans. A total of 2.9 million of additional shares are reserved but unissued under the company's stock compensation plans.

Potential Anti-Takeover Effect

Although an increase in the Company's authorized Common Shares could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in the Company's acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate Common Shares or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

Additionally, the Company's Certificate of Incorporation, as amended, presently gives the Board the authority to issue Preferred Shares, and to fix the relative rights and preferences of those shares, without stockholder approval. This provision could have an anti-takeover effect.

The Board of Directors unanimously recommends a vote "FOR" the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized Common Shares from 50 million to 75 million.

PROPOSAL 4. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2015. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company's last two fiscal years.

Audit Fees

	2015	2014
Audit Fees (1)	$675,000	$3,638,500
Audit-Related Fees (2)		131,848
Tax Fees (3)	52,000	180,000
All Other Fees (4)		85,825
Total	$727,000	$4,036,173

(1)
Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company's consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years. Audit fees in 2015 include fees incurred in 2014 relating to prior years in connection with the restatement of the financial statements.

(2)
Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not disclosed under "Audit Fees" above.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2015 and 2014.

(4)
All other fees consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees. All other fees in 2015 consisted primarily of permitted information technology services pre-approved by the audit committee.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2015 and 2014 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote "FOR" the selection of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public company's proxy materials.  Proposals submitted for inclusion in the Company's proxy statement for its 2017 annual meeting of stockholders must be received by the Company's Secretary on or before the close of business                            , 2016. Additionally, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on a stockholder proposal received before                               , 2017, if we briefly describe the matter in the proxy statement and how management's proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c) (2) under the Securities Exchange Act of 1934.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company's executive offices, The Bancorp, Inc., and Attention: Nominating and Governance Committee Chairman, 409 Silverside Road Suite 105, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee's background and qualifications. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the annual meeting of stockholders to be held in 2017, if submitted as described above by                         , 2016.

STOCKHOLDER OUTREACH

The Company's Board of Directors and management value direct interaction and communication with stockholders.  In 2015, senior management held in excess of 80 meetings and conference calls with most of the Company's major stockholders.  Although some investors have a policy of not meeting directly with management, management was successful in speaking directly with stockholders holding in excess of 60 percent of the Company's outstanding common stock. The Company uses these meetings to obtain feedback from its stockholders about areas important to them; including the Company's business model, performance, corporate governance, compensation practices and other investor topics.  The Company maintains a stockholder relations department headed by Andres Viroslav, and the Company encourages you to call either him at 215.861.7990 or its corporate secretary and chief financial officer, Paul Frenkiel at 302.385.5122 for your feedback and financially-related or other questions.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.
May 18, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at -http://www.snl.com/IRWeblinkX/GenPage.aspx?IID=4054569&gkp=203269

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors					Mei-Mei Tuan	⁮	⁮	⁮
		FOR	AGAINST	ABSTAIN
	Daniel G. Cohen Walter T. Beach Michael J. Bradley John C. Chrystal Matthew Cohn Hersh Kozlov William H. Lamb James J. McEntee III	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	2.	Proposal to approve a non-binding advisory vote on the Company's 2015 compensation program for its named executive officers.	⁮	⁮	⁮

					3.	Proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 75 million shares.	⁮	⁮	⁮

					4.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2016.	⁮	⁮	⁮

5.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
⁮

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 18, 2016

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at -http://www.snl.com/IRWeblinkX/GenPage.aspx?IID=4054569&gkp=203269

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors					Mei-Mei Tuan	⁮	⁮	⁮
		FOR	AGAINST	ABSTAIN
	Daniel G. Cohen Walter T. Beach Michael J. Bradley John C. Chrystal Matthew Cohn Hersh Kozlov William H. Lamb James J. McEntee III	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	2.	Proposal to approve a non-binding advisory vote on the Company's 2015 compensation program for its named executive officers.	⁮	⁮	⁮

					3.	Proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 75 million shares.	⁮	⁮	⁮

					4.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2016.	⁮	⁮	⁮

5.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
⁮

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Chrystal and Paul Frenkiel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of The Bancorp, Inc. held of record by the undersigned on March 21, 2016, at the Annual Meeting of Stockholders to be held at 409 Silverside Road, Suite 105, Wilmington, Delaware 19809, on May 18, 2016, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)